AGREEMENT OF SALE

     THIS AGREEMENT, entered into as of the 8 day of December, 1995, by and between SENTINEL ACQUISITIONS CORP., a Delaware Corporation ("Purchaser") and CHIMNEY RIDGE INVESTORS, an Illinois Limited Partnership ("Seller").

                                  WITNESSETH:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Thirteen Million Six Hundred-Fifty Thousand and No/100 Dollars ($13,650,000.00) ("Purchase Price"), that certain property ("Property") in Colorado Springs, Colorado, more particularly described on Exhibit A attached hereto, which Property is known as Chimney Ridge Apartments. Included in the Purchase Price is all of the following: (a) the personal property set forth on Exhibit B, which shall be transferred to Purchaser at Closing (as hereinafter defined) by a Bill of Sale, including, without limitation, the fixtures and equipment (however, excluding computer hardware and software) (collectively, "Personal Property"); and (b) the buildings, structures and other facilities, including 280 apartment units on approximately 8.9 acres, consisting of 216 one-bedroom apartments and 64 two-bedroom apartments, and a clubhouse, other facilities and parking, as more completely described on the Survey (as hereinafter defined), collectively referred to as the "Improvements".

2.   PURCHASE PRICE.  The Purchase Price shall be paid as follows:

     a. Upon the execution of this Agreement, the sum of $150,000.00 ("Earnest Money") to be held in escrow by the Escrow Agent (as that term is defined in the Escrow Agreement), by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

     b. By taking title to the Property subject to the existing first mortgage ("First Mortgage") to the benefit of Berkshire Mortgage Finance Limited Partnership ("Lender"), which secures a note to the benefit of Lender in the original principal amount of $7,400,000.00 ("First Note"). The unpaid principal balance on the First Note as of the Closing Date (as hereinafter defined) will be approximately $7,250,000.00; and

     c. On the Closing Date (as hereinafter defined), $6,400,000.00 (inclusive of all Earnest Money and the interest accrued thereon) adjusted in accordance with the prorations by federally wired "immediately available" funds delivered to the Title Insurer (as hereinafter defined) no later than 2:00 P.M. Eastern Time on the Closing Date. The cash due at Closing will be adjusted to reflect any increase or decrease in the amount of the principal balance due on the First Note as of the Closing Date.

3. UNDERLYING OBLIGATIONS. Copies of the First Note and First Mortgage are attached hereto as Exhibit D and are sometimes hereinafter referred to as the "Existing Note" and "Existing Encumbrance". If the First Mortgage documents require that the Lender consent to the conveyance provided for in this Agreement, then the parties' obligations hereunder are subject to receipt of the consent ("Consent") and an Estoppel Certificate (as hereinafter defined). The Purchaser agrees to execute the documents required by the Lender in order to obtain Lender's Consent, provided that, except for the limited personal liability provisions presently contained in the First Mortgage documents, Purchaser will not assume any personal liability for the indebtedness and the Consent shall not require a change in the interest rate or a change in the maturity date of the loan. If the Consent is not received by Seller within
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five (5) days prior to the Closing Date, then either party shall have the right upon notice to the other party delivered not less than three (3) days prior to the Closing Date to terminate this Agreement. In the event of termination of this Agreement, all the Earnest Money plus all accrued interest shall be delivered to the Purchaser.

4.   TITLE COMMITMENT AND SURVEY.

     a. Attached hereto as Exhibit E is a title commitment dated November 2, 1995 ("Title Commitment") for an owner's standard coverage ALTA 1987 title insurance policy ("Title Policy") issued by Lawyers Title Insurance Company ("Title Insurer"). The owner's Title Policy issued at Closing will be in the amount of the Purchase Price subject only to real estate taxes not yet due and payable, the general printed exceptions contained in the policy, the First Mortgage documents set forth in Schedule B-Section 1, items c and d, and the special title exceptions set forth in Schedule B-Section 2, Numbers 1, 2, 3 and 6 through 16 inclusive of the Title Commitment. All of the above are herein referred to as the "Permitted Exceptions". On the Closing Date, Seller shall cause the Title Insurer to issue the Title Policy or a "marked up" commitment in conformity with the Title Commitment, including a Form 9 Endorsement and a Zoning Endorsement (if available). Seller shall pay the cost of the Title Policy; however, Purchaser shall pay the costs of "extended coverage" or any special endorsements which Purchaser requires.

     b. Purchaser acknowledges receipt of a survey ("Survey") of the Property prepared by C.R. Moore Land Surveying, dated August 4, 1993, and Purchaser approves all of the matters set forth on the Survey. Prior to the Closing, Seller will have the Survey updated and certified to the Purchaser and the Title Insurer. However, if Purchaser requires any additional survey work, Purchaser shall pay for the cost of such additional work. If the updated Survey discloses matters which are not reflected on the original Survey and which would prevent the Title Insurer from deleting the survey exception from the Title Policy ("Survey Defects"), then upon notice delivered to Seller by Purchaser within three (3) days after receipt of the updated Survey, Seller shall either cause the Survey Defects to be removed from the updated Survey or cause the Title Insurer to insure against loss or damage resulting from the Survey Defects ("Title Indemnity"). If Seller is unwilling to (i) have the Survey Defects removed from the updated Survey or (ii) cause the Title Insurer to issue a Title Indemnity to Purchaser within five (5) days after receipt of notice from Purchaser of the Survey Defects, then Purchaser shall have the right to elect to terminate this Agreement. Purchaser shall notify Seller of its election within three (3) days after receipt of notice from Seller that the Survey Defects will not be removed or that the Title Insurer will not issue the Title Indemnity. If Purchaser fails to make the election within the aforesaid three (3) days, then it shall be conclusively presumed that Purchaser has elected to take title to the Property subject to the Survey Defects. If Purchaser elects to terminate this Agreement pursuant to this Paragraph, then the Earnest Money plus all accrued interest shall be delivered to Purchaser.

5. CONDITION OF TITLE/CONVEYANCE. Seller agrees to convey fee simple title to the Property by Special Warranty Deed ("Deed") in recordable form subject only to the Permitted Exceptions. If Seller is unable to convey title to the Property subject only to the Permitted Exceptions because of the existence of an additional title exception ("Unpermitted Exception"), then Purchaser can elect to take title to the Property subject to the Unpermitted Exception or terminate this Agreement. If Purchaser elects to terminate this Agreement,
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then the Earnest Money plus all accrued interest shall be delivered to the
Purchaser.

6. PAYMENT OF CLOSING COSTS. Purchaser shall pay the costs of the documentary stamps (if any) to be paid with reference to the Deed and all other stamps, intangible, documentary, recording, sales tax and surtax imposed by law with reference to any other documents delivered in connection with this Agreement.

7.   DAMAGE, CASUALTY AND CONDEMNATION.

     a. If prior to the Closing, there shall occur any proposed taking ("Taking") of the Property (or any part thereof) by eminent domain, which taking would have a value reasonably estimated by Seller to be in excess of $100,000.00 or which Taking would close any material right of access to the Property or eliminate any parking spaces which would cause the Property to be out of conformity with zoning laws, then Purchaser shall have the right and option to terminate this Agreement by giving Seller written notice to such effect within ten (10) days after actual receipt of written notification of any such occurrence or occurrences. If Purchaser does not exercise its right of termination, then this Agreement shall remain in full force and effect, the Purchase Price for the Property shall not be abated and Seller shall assign all right, title, interest in and to the condemnation award (and deliver any portion of that award received by Seller prior to Closing) to Purchaser at Closing.

     b. If prior to Closing there shall occur any damage or destruction to the Improvements by fire or other casualty that shall not have been restored to its pre-existing condition and the cost to restore the Improvements (as determined pursuant to Paragraph d below) shall exceed 2% of the Purchase Price, Purchaser shall have the right to terminate this Agreement within 15 days after receipt of the determination of the cost to restore. If Purchaser does not exercise its right to terminate this Agreement, then the Agreement shall remain in full force and effect.

     c. If prior to Closing there shall occur any damage or destruction to the Improvements by fire or other casualty and the cost to restore the Improvements (as determined pursuant to Paragraph d below) shall be less than two percent (2%) of the Purchase Price, then this Agreement shall remain in full force and effect, the Purchase Price shall be abated by the cost to restore and Seller shall be entitled to all of the insurance proceeds arising from that casualty, except rental insurance proceeds as provided in e below.

     d. The cost to restore the Improvements to a condition having the design, specifications and equipment of the Improvements at the time of the casualty shall be determined by obtaining a fixed price bid for that work by a contractor having at least five years' experience in the construction of multifamily housing, selected by Seller and approved by Purchaser (such approval not to be unreasonably withheld or delayed).

     e. If Purchaser shall elect or be obligated to purchase the Property, the rental insurance proceeds payable under Seller's insurance policies shall be prorated as of the Closing Date as and when such proceeds are received.

     f. The Closing shall be adjourned for a reasonable time (however, not to exceed thirty days) as may be required to obtain the information and make the decisions described above.
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     g.   This Paragraph  is an express provision with respect to destruction and eminent domain and is intended to supersede any applicable statute regarding risk of loss.

8.   AS-IS CONDITION.

     a. Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Agreement, subject to reasonable wear and tear and loss by fire or other casualty or condemnation from the date of this Agreement until the Closing Date. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any Hazardous Materials or Hazardous Substances (as such terms are defined below), the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation that the Property complies with Title III of the Americans With Disabilities Act or any fire codes or building codes. Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller, whether in tort, contract, or otherwise, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property, or arising under the Environmental Laws (as such term is hereinafter defined), or relating in any way to the quality of the indoor or outdoor environment at the Property. This release shall survive the Closing. As used herein, the term "Hazardous Materials" or "Hazardous Substances" means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous materials," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 1101 et seq.; the Atomic Energy Act ("AEA"), 42 U.S.C. section 2011 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C.
Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum,
(B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon,
(H) Polychlorinated Biphenyls (PCB's) and (I) ureaformaldehyde.

     b. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except as may otherwise be specifically set forth elsewhere in this Agreement, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

9. CLOSING. The closing ("Closing") of this transaction shall be on January 23, 1996 ("Closing Date"), at the office of the Purchaser's attorney, at which time Seller shall deliver possession of the Property to Purchaser.

10.  CLOSING DOCUMENTS.

     a. On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, the balance of the Purchase Price, and such other documents as may be reasonably required in order to consummate the transaction as set forth in this Agreement.

     b. On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser possession of the Property; the Deed (in the form of Exhibit F attached hereto) subject to the Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser; an inventory of the Personal Property and a Bill of Sale for the same (in the form of Exhibit G attached hereto); a Beneficiary Statement ("Estoppel Certificate") and the Consent from the Lender (including assumption documents required by Lender); an executed closing statement; an executed assignment and assumption of all service contracts (in the form of Exhibit H attached hereto); an executed assignment and assumption of all leases and security deposits (in the form of Exhibit I attached hereto); an executed assignment of escrows, if any, (in the form of Exhibit J attached hereto), held by the Lender (which will be credited to Seller at Closing); updated rent roll; a notice to the tenants of the transfer of title and the assumption by Purchaser of the landlord's obligations under the leases and the obligation to refund the security deposits (in the form of Exhibit K attached hereto); a non-foreign affidavit (in the form of Exhibit L attached hereto); an assignment of intangibles (in the form of Exhibit M attached hereto); original tenant lease files located at the Property; original service contracts (or copies if originals are not available); permits and licenses (if any); certificates of occupancy; warranties and guarantees (if any is in Seller's possession); and such other documents as may be reasonably required by the

Title Insurer in order to consummate the transaction as set forth in this Agreement.

11. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF ANY DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY.
THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

12. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RIGHT TO SEEK RECOVERY OF ACTUAL DAMAGES IN AN AMOUNT NOT TO EXCEED $200,000.00 AND THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE, PROVIDED THAT AT THE TIME OF THE FILING OF THE COMPLAINT, PURCHASER SHALL DEPOSIT WITH THE ESCROW AGENT THE AMOUNT OF THE PURCHASE PRICE INCLUSIVE OF THE EARNEST MONEY.

13.  a.   PRORATIONS.  Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); prorata share of advance payment received by Seller on cable TV or laundry leases (if any); escrow and/or impounds held by the Lender (which will be assigned to Purchaser and credited to Seller); interest on the First Note; water and other utility charges; fuels; prepaid operating expenses; real and personal property taxes; and other similar items shall be adjusted ratably as of 11:59 P.M. on the day prior to the Closing Date ("Proration Date"), and credited or debited to the balance of the cash due at Closing. If the funds are not received by the Title Insurer by 2:00 P.M. Eastern Time, then prorations shall be adjusted ratably as of 11:59 P.M. on the Closing Date. If for any reason the Proration Date is earlier than the Closing Date, then for the period from the Proration Date through the Closing Date, Purchaser shall be entitled to the benefit of all of the income from the Property and shall bear the burden of all of the operating expenses of the Property, including, but not limited to, insurance, service contracts, employee wages and benefits, management fees, utility costs and interest on the existing mortgage encumbering the Property. If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to Delinquent Rents referred to in b below. However, notwithstanding the aforesaid, real estate and personal property taxes will be reprorated when the final tax bills become available if they were not available at Closing. If special assessments have been levied against the Property for completed improvements, then the amount of any installments which are due prior to the Closing Date shall be paid by the Seller; and the amount of installments which are due after the Closing Date shall be paid by the Purchaser. All assessments for incomplete improvements shall be paid by Purchaser.

     b. DELINQUENT RENTS. If, as of the Closing Date, any rent is in arrears ("Delinquent Rent") for the calendar month in which the Closing occurs, then
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the first rent collected by Purchaser will be delivered to Seller for the
Delinquent Rent. If Delinquent Rent is in arrears for a period prior to the calendar month in which the Closing occurs, then rents collected by Purchaser shall first be applied to current rent and then to Delinquent Rent. Purchaser shall deliver Seller's pro rata share within 10 days of Purchaser's receipt of that Delinquent Rent. This subparagraph of this Agreement shall survive the Closing and the delivery and recording of the Deed.

14. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph .

15. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph . Seller hereby consents to an assignment to an entity, the ownership and control of which is held directly or indirectly by the same persons owning and controlling Purchaser, provided such assignment is effected in sufficient time to obtain Lender's Consent. However, Purchaser shall remain liable for all of the Purchaser's obligations and undertakings set forth in this Agreement and the exhibits attached hereto.

16. BROKER. The parties hereto acknowledge that CB Commercial Real Estate Group, Inc. ("Broker") is the only real estate broker involved in this transaction. Seller agrees to pay Broker a commission or fee ("Fee") pursuant to a listing agreement between Seller and Broker. However, this Fee is due and payable only from the proceeds of the Purchase Price received by Seller. Purchaser agrees to indemnify, defend and hold harmless the Seller and any partner, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's partner, parent or affiliate (each of the above is individually referred to as a "Seller Indemnitee") from all claims (except a claim from the Broker), including attorneys' fees and costs incurred by a Seller Indemnitee as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Purchaser does now and shall at all times consent to a Seller Indemnitee's selection of defense counsel.
Seller agrees to indemnify, defend and hold harmless the Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser's parent or affiliate (each of the above is individually referred to as a "Purchaser Indemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through Seller (including Broker) any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Seller does now and shall at all times consent to a Purchaser Indemnitee's selection of defense counsel.

17.  DOCUMENTS, INSPECTION OF PROPERTY AND APPROVAL PERIOD.

     a. Seller has delivered to Purchaser copies of the most recent available tax bills, rent rolls, insurance premiums, utility account numbers, year-end 1994 and year-to-date 1995 operating statements, and service contracts, and shall make available to Purchaser, to the extent that they are in Seller's possession at the site or at Seller's home office in Bannockburn, Illinois, rent rolls, the leases, occupancy agreements and other written agreements with tenants, the rental applications, the move-in and move-out reports and the other records relating to the leases for all apartments (collectively the

"Documents"). All of the Documents shall be subject to approval by Purchaser by the close of business (5:00 P.M. Central Time) on January 8, 1996 ("Approval Period"). During the Approval Period, upon reasonable notice to the Seller, the Purchaser shall have the right to inspect and approve the condition of the Property including the interior of the apartments, during normal business hours and shall have access to the records maintained by Seller at the Property. Purchaser, its engineers, architects, employees, contractors and agents shall maintain public liability insurance policies insuring against claims arising as a result of the inspections of the Property being conducted by Purchaser.
Prior to commencing any tests, studies and investigations, Purchaser shall deliver to Seller a certificate of insurance evidencing the existence of the aforesaid policies and naming Seller as an additional insured. Purchaser agrees to indemnify, defend, protect and hold Seller harmless from any and all loss, costs, including attorneys' fees, liability or damages which Seller may incur or suffer as a result of Purchaser's conducting its inspection and investigation of the Property including the entry of Purchaser, its employees or agents and its lender onto the Property, including without limitation, liability for mechanics' lien claims.

     b. Purchaser agrees to defend and hold Seller harmless from any injuries, damages or claims of any nature whatsoever which Purchaser's servants, agents or employees may have as a result of Purchaser's inspection of the Property. Purchaser further agrees to restore any damage to the Property which may arise as a result of Purchaser's inspection of the Property.

     c. Purchaser shall have the right, in its sole discretion, to disapprove the Documents or the condition of the Property for any reason or no reason whatseover. If Purchaser disapproves the Documents or the condition of the Property, it must be by a notice ("Notice of Disapproval") delivered to Seller and the Escrow Agent prior to the expiration of the Approval Period. The Notice of Disapproval delivered to Seller shall be accompanied with copies of all reports and the Documents (collectively, "Reports") which Purchaser has received from the Seller. Upon receipt of the Notice of Disapproval and the Reports, the Earnest Money plus the interest accrued thereon shall be returned to the Purchaser. If Purchaser does not deliver a Notice of Disapproval and the Reports to Seller, then it shall be conclusively presumed that Purchaser has approved the Documents and the condition of the Property and all Earnest Money plus the interest accrued thereon shall belong to Seller unless Seller is in default hereunder.

18. SURVIVAL OF PURCHASER'S INDEMNITY. Notwithstanding anything in this Agreement to the contrary, Purchaser's obligation to indemnify, defend and hold Seller harmless under various provisions of this Agreement shall forever survive the termination of this Agreement or the Closing and delivery and recording of the Deed.

19.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

     a. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by Phillip Schechter and Gregg Handrich (the asset manager), and any representation or warranty of the Seller is based upon those matters of which Phillip Schechter or Gregg Handrich has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller or the individual partners or the general partner of Seller.

     b. Subject to the limitations set forth in subparagraph a above, Seller hereby makes the following representations, warranties and covenants, all of which are made to the best of Seller's knowledge, which shall survive the Closing and delivery of the Deed for a period of one hundred thirty-five (135) days:

     i. The present use and occupancy of the Property conform with applicable building and zoning laws and Seller has received no written notice that any such laws, rules or regulations are being violated.

     ii. The rent roll ("Rent Roll") attached hereto as Exhibit N which will be updated as of the Closing Date is true and accurate.

     iii. Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property.

     iv. Seller has not, by any act of omission or commission, caused the Lender to accelerate the indebtedness and this shall be true on and as of the Closing Date.

     v. Seller is a limited partnership, duly organized and validly existing and in good standing under or by virtue of the laws of the state of its creation, has qualified as a foreign limited partnership in the state in which the Property is located, and has duly authorized the execution and performance of this Agreement; and the execution and performance of this Agreement will not violate any term of Seller's partnership agreement, or any other agreement, judicial decree, statute or regulation to which it is a party or by which it may be bound or affected.

     vi. No party (including without limitation any tenant) has any option to purchase or first refusal rights with respect to the Property or any part thereof.

     vii. Seller is the owner of good title to the Personal Property, free from all security interests, liens and encumbrances, other than the lien of the First Mortgage and any liens to be satisfied at Closing.

     viii. The First Mortgage documents which Seller has previously delivered to Purchaser are complete and accurate and no modifications have been made to any terms or provisions thereof and are the only mortgage documents which will be binding on the Property after the Closing.

     ix. Except as set forth on the Rent Roll, no tenant has been given free rent or any concession in the payment of rent or any abatement in the payment of rent any of which would take effect after the Closing. Under the terms of its lease, no tenant has the right to terminate its lease upon payment of a sum of money. Except as set forth on the Rent Roll, no apartment has been rented furnished.

     x. The leases to the tenants listed on the Rent Roll are in force. Seller has not received written notice of any default of the landlord under the leases; and no tenant is in default under its lease, except as set forth on the delinquency report affixed to the Rent Roll.

     xi. Seller is not a party to any contract or other agreement with any governmental authority controlling, restricting or imposing income qualifications with respect to any of the units or any of the tenants of the Property and Seller does not receive, and has not received, any form of rental assistance payments on behalf of any tenant as provided in 42 U.S.C. Section 1437, et. seq.

     xii. Seller has not received any written notice from the insurance company that Seller is in default under the insurance policy for the Property.

     xiii. All service contracts ("Service Contracts") affecting the Property as of the date of this Agreement are identified on Exhibit O attached hereto and copies have been delivered to Purchaser. Seller is not in default under any of the Service Contracts which will not be cured as of the Closing Date.

     xiv. The Documents which Seller has delivered to Purchaser are copies of the same ones which Seller relies upon when reporting to its investors or filing tax returns with the governmental authorities.

     c.   From the date of this Agreement to the Closing Date, Seller shall:

     i. Continue to manage, operate, lease and maintain the Property, as presently conducted by the Seller.

     ii.  Continue to maintain its present insurance of the Property.

     iii. not enter into any other Service Contracts affecting the Property which are not terminable on 30 days' prior notice without the prior written consent of Purchaser.

     d. Notwithstanding anything to the contrary in this Agreement, if prior to the Closing Date, Purchaser has actual knowledge of any event or circumstance which would make any representation or warranty of Seller set forth in Paragraph false ("Breach") and Purchaser elects to close, then Purchaser shall be deemed to have waived all claims with respect to such Breach.

     e. If after the Closing Date, Purchaser discovers that there has been a Breach by Seller, then Purchaser shall be entitled to receive the amount of its actual damages plus reasonable attorneys' fees and costs in an amount not to exceed $200,000.00; provided, however, that Purchaser must assert its claim by notice to the Seller within one hundred and thirty-five (135) days after the Closing Date.

20. ENVIRONMENTAL REPORT. Attached to this Agreement as Exhibit P are the following reports ("Environmental Reports") of the Property which Seller is delivering to Purchaser, at Purchaser's request:

     a. Phase I Environmental Assessment dated March 13, 1992 prepared by Project Resources Inc.;

     b. Phase I Environmental Assessment Property Log dated March 13, 1992 prepared by Project Resources Inc.; and

     c. Phase I Environmental Assessment Report No. 008-1093 dated August 25, 1993 prepared by Astex.

Seller makes no representation or warranty that the Environmental Reports are accurate or complete. Purchaser hereby releases Seller from any liability whatsoever with respect to the Environmental Reports, including, without limitation, the matters set forth in the Environmental Reports or the accuracy and/or completeness of the Environmental Reports.

21. LIMITATION OF SELLER'S LIABILITY. No limited partner of Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

22.  PURCHASER'S ORGANIZATIONAL DOCUMENTS AND FINANCIAL STATEMENTS.

     a. At least ten (10) days prior to the Closing Date, Purchaser and Seller will provide the other party's attorney with copies of its organizational documents, including a certified copy of its recorded certificate of limited partnership and a true copy of its Partnership Agreement or a certified copy of its Articles of Incorporation and corporate resolutions authorizing the transaction, whichever is applicable.

     b. After the execution of this Agreement, Purchaser shall deliver to Lender all of the documents required by Lender in order to obtain Lender's Consent.

23.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

24. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn:  Ilona Adams

          with copies to:     The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn:  Al Lieberman
                              708/267-1600
                              708/317-4462 (FAX)

                              and

                              Morton M. Poznak
                              Schwartz & Freeman
                              Suite 1900
                              401 North Michigan Avenue
                              Chicago, Illinois  60611
                              312/222-0800
                              312/222-0818 (FAX)

          TO PURCHASER:       Robert Kass
                              Sentinel Real Estate
                              666 Fifth Ave.
                              New York, New York 10103-2698
                              212/408-2900
                              212/603-4962 (FAX)

          with a copy to:     Shane O'Neill
                              Hutton, Ingram, Yuzek, Gainen,
                                Carroll and Bertolotti
                              250 Park Ave.
                              Sixth Floor
                              New York, New York 10177
                              212/907-9605
                              212/907-9681/2 (FAX)


subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile before the close of business, or the next day if sent by facsimile after the close of business, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

25.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute three
(3) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution. When the Agreement and Escrow Agreement have been executed by Seller, Seller's attorney will fill in the Approval Period date and the Closing Date (with Purchaser's attorney's approval of such dates) and will fax signature pages to Purchaser's attorney along with a copy of the letter of transmittal to the Escrow Agent. Seller will forward the following to the Escrow Agent:

     a.   Two (2) original fully executed Agreements; and

     b. Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement. Within one (1) business day after Purchaser's attorney receives the FAX'd signature pages, Purchaser will wire transfer the Earnest Money to the Escrow Agent. Upon receipt of the Earnest Money by Escrow Agent, Escrow Agent shall deliver a fully executed copy of the Escrow Agreement to the Purchaser's attorney and the Seller's attorney, and shall deliver to Purchaser's attorney an original fully executed Agreement.

26. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Colorado.

27. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

28. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

29. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

30. MISCELLANEOUS. If the day for performance of any action described in this Agreement shall fall on a Saturday, Sunday or a day on which the banks are closed in the state in which the Property is located, the time for such action shall be extended to the second business day after such Saturday, Sunday or day in which the banks are closed.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.

Executed by Purchaser on           PURCHASER:
December 7, 1995.
                              SENTINEL ACQUISITIONS CORP., a
                              Delaware corporation


                              By: /s/Robert Kass
                                 ------------------------------------


Executed by Seller on              SELLER:
December 8, 1995.
                              CHIMNEY RIDGE INVESTORS, an Illinois
                              limited partnership

                              By:  Chimney Ridge of Illinois, Inc.,
                                   an Illinois corporation, general partner


                              By:/s/Philip Schechter
                                 ------------------------------------
                                   Authorized Agent

Chimney Ridge

CB Commercial Real Estate Group, Inc. ("Broker") executes this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission ("Fee") due to it as a result of the transaction described in this Agreement is the amount as set forth in the listing agreement between Broker and Seller. Broker also acknowledges that payment of the aforesaid Fee is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Broker agrees to deliver a receipt to the Seller at the Closing for the Fee and a release stating that no other fees or commissions are due to Broker from Seller or Purchaser.

                              CB COMMERCIAL REAL ESTATE GROUP,
                              INC.

                              By: /s/Mathew D. Lawton
                                  ---------------------------------------
                                   Senior Vice President

                                   EXHIBITS


A    -    Legal
B    -    Personal Property
C    -    Escrow Agreement
D    -    First Note and First Mortgage Documents
E    -    Title Commitment
F    -    Deed
G    -    Bill of Sale
H    -    Assignment of Service Contracts
I    -    Assignment of Leases and Security Deposits
J    -    Assignment of Escrows
K    -    Notice to Tenants
L    -    Non-Foreign Affidavit
M    -    Assignment of Intangibles
N    -    Rent Roll
O    -    List of Service Contracts
P    -    Environmental Report

                     FIRST AMENDMENT TO AGREEMENT OF SALE

This First Amendment ("First Amendment") to Agreement of Sale is entered into as of January 4, 1996, by and between Sentinel Acquisitions Corp., as Purchaser, and Chimney Ridge Investors, as Seller.

                                   RECITALS

A. The parties hereto have entered into an Agreement of Sale ("Agreement") dated December 8, 1995 for the purchase and sale of the apartment project known as Chimney Ridge Apartments.

B.  Purchaser and Seller now wish to amend the Agreement.

NOW, THEREFORE, the Agreement is amended as follows:

     1. Seller guarantees that on the Closing Date at least 266 apartment units will be occupied. If there are less than 266 occupied apartment units ("Unoccupied Unit(s)"), then Purchaser shall receive a credit at Closing in the amount of $1,233.00 for each Unoccupied Unit.

     2. Except as modified herein, all other terms and conditions of the Agreement remain in full force and effect.

     3. All capitalized terms used herein shall have the same meaning as in the Agreement.

     4. This First Amendment may be executed in multiple facsimile counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.

                              PURCHASER:

                              SENTINEL ACQUISITIONS CORP., a Delaware
                              corporation

                              By: /s/Rpbert Kass
                                 ----------------------------


                              SELLER:

                              CHIMNEY RIDGE INVESTORS, an Illinois limited partnership

                              By: Chimney Ridge of Illinois, Inc., an Illinois corporation, general partner

                              By: /s/Al Lieberman
                                 ----------------------------